EXHIBIT 10.34

                                             August 12, 1998

Dr. Chih-Ming J. Chen
10680 SW 40 Manor
Davie, FL 33328

Dear Dr. Chen:

         This shall confirm our discussions regarding the February 26, 1993 Royalty Agreement between you and Andrx Corporation, as amended on March 17, 1994 (the "Royalty Agreement"):

         1. Under Section 3(a) of the Royalty Agreement, both as originally drafted and as amended, you are entitled to receive a royalty from Andrx with respect to:

         3.33% of the Net Operating Revenues derived by Andrx FROM THE SALE OF DILTIAZEM CD. For purposes of the foregoing `Net Operating Revenues' shall be determined by deducting from Andrx' gross revenues any discounts, returns allowances and freight expenses actually incurred by Andrx." (emphasis added --- March 17, 1994 language).

         "33.33% of the `Net Profits', as defined below, realized FROM THE SALE OF DILTIAZEM CD. `Net Profits' shall be determined by deducting from the gross revenues realized by Andrx FROM THE SALE OF DILTIAZEM CD ..." (emphasis added -- February 26, 1993 language).

         2. Under the September 24, 1997 Stipulation and Agreement with Hoechst Marion Roussel, Inc. ("HMR"), Andrx will begin receiving quarterly payments from HMR of $10 million upon obtaining FDA marketing approval for Cardizem CD (the "Interim Payments"). While the Interim Payments from HMR are non-refundable, Andrx will be required to pay a substantial patent licensing fee and royalty if HMR were to prevail in the patent infringement litigation.

         3. As the Royalty Agreement specifically conditions your royalty to amounts received by Andrx from the sale of Diltiazem CD, the Royalty Agreement does not obligate Andrx to pay a royalty to you on the Interim Payments. However, in the event Andrx prevails in its litigation with HMR, the Interim Payments will be supplemented by an additional payment from HMR, in an amount that Andrx and HMR intended would


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make the total amount received by Andrx equal to "the profits that Andrx would have realized from the sale of [Diltiazem CD]" (the "Supplemental Payment").

         4. As the term Net Operating Revenues in the Royalty Agreement includes only specified deductions from revenue (discounts, returns allowances and freight expenses actually incurred by Andrx) and does not include any catch-all terms such as "other similar deductions", the Royalty Agreement does not allow Andrx to deduct the license fee and royalty payable to HMR in the event the court were to conclude that the Andrx product infringes upon HMR's patents with respect to Diltiazem CD.

         5. To deal with these issues, Andrx and you have agreed to the following:

         a. Within 10 days of receiving Interim Payments, the Supplemental Payment or any other revenues with respect to Diltiazem CD, Andrx shall pay to you 3.33% of the gross amount Andrx receives from the HMR payments and 3.33% of the Net Operating Revenues (as the definition of such term is modified below) that Andrx receives from the sale or licensing of Diltiazem CD, both prior to and after the litigation with HMR is concluded;

         b. In the event HMR prevails in its litigation with Andrx and Andrx licenses the HMR patents, your royalty shall be based on the Net Operating Revenues derived by Andrx after payment of the licensing fee and royalty paid or payable to Andrx by HMR. Accordingly, you will not receive any additional royalty payments from Andrx until Andrx has fully recouped your 3.33% share of the licensing fee and royalty attributable to any Interim Payments for which you received a 3.33% payment.

         c. In the event HMR prevails in its litigation with Andrx and Andrx decides not to obtain a license for the patents, you will retain any amounts you received pursuant to Section 5(a) above.

         6. The terms of this Agreement shall constitute the entire understanding between you and Andrx with respect to the computation of royalties with respect to Diltiazem CD under the Royalty Agreement. Any rights, claims or privileges (but not obligations) under this Agreement may be waived at any time by either you or Andrx; provided, however, that no waiver is to be implied from any omission to act. No waiver on one occasion shall be deemed to be a waiver in any other circumstance. This Agreement and the Royalty Agreement may only be further modified or amended by a written agreement signed by you and by Andrx.

         7. This Agreement shall be governed in accordance with Florida law and any action taken to interpret or enforce it shall be conducted in any court with proper jurisdiction in Broward County, Florida.

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         If the foregoing terms and conditions are acceptable, please indicate your acceptance by executing and dating a copy of this Agreement and returning that executed copy to us. However, because you are an officer and director of Andrx, we must have this letter agreement approved by the outside members of our Board of directors. Accordingly, this Agreement will not be binding upon either Andrx or you unless a majority of those outside directors approve this Agreement, by adding their signatures below as well.

                                   Sincerely,

                                   /S/ Alan P. Cohen
                                   ------------------
                                   Alan P. Cohen
                                   Chairman and CEO

AGREED TO AND ACCEPTED ON
THIS 14 DAY OF JULY, 1998:

/S/ CHIH-MING CHEN
------------------------------
Chih-Ming Chen

OUTSIDE DIRECTOR APPROVAL:

/S/ ELAIN BLOOM
------------------------------
Elaine Bloom on 7/ 17 /98

/S/ IRWIN C. GERSON
------------------------------
Irwin C. Gerson on 7/   /98

/S/  MICHAEL A. SCHWARTZ
------------------------------
Michael A. Schwartz on 7/   /98

/S/ MELVIN SHAROKY, MD
------------------------------
Melvin Sharoky on 7/   /98